EXHIBIT 4(e)









                          FOURTH MODIFICATION AGREEMENT
                          -----------------------------
FOURTH MODIFICATION AGREEMENT ("AGREEMENT") ENTERED INTO AS OF THE 16TH DAY OF MARCH, 2001 BY AND BETWEEN KABLE NEWS COMPANY, INC., AN ILLINOIS CORPORATION ("BORROWER"), AMREP CORPORATION, AN OKLAHOMA CORPORATION ("PARENT"), KABLE NEWS EXPORT, LTD, A DELAWARE CORPORATION, KABLE NEWS COMPANY OF CANADA, LTD, AN ONTARIO, CANADA CORPORATION, KABLE NEWS INTERNATIONAL, INC., A DELAWARE CORPORATION, KABLE FULFILLMENT SERVICES OF OHIO, INC., A DELAWARE CORPORATION, DISTRIBUNET INC., A DELAWARE CORPORATION AND MAGAZINE CONNECTION INC., A DELAWARE CORPORATION (COLLECTIVELY REFERRED TO HEREIN AS "SUBSIDIARIES" AND BORROWER, PARENT AND SUBSIDIARIES COLLECTIVELY REFERRED TO HEREIN AS "BORROWING PARTIES"), AND AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO INDIVIDUALLY AND AS AGENT ("AGENT") FOR HELLER FINANCIAL, INC. ("HELLER"), OLD KENT BANK ("OLD KENT"), NATIONAL CITY BANK OF MICHIGAN/ILLINOIS ("NATIONAL CITY") AND FIRST BANK ("FIRST BANK") (AGENT, HELLER, OLD KENT, NATIONAL CITY AND FIRST BANK COLLECTIVELY REFERRED TO HEREIN AS "LENDERS")

                               W I T N E S S E T H
                               - - - - - - - - - -
     WHEREAS, Borrower has executed that certain Loan Agreement dated September 15, 1998 as modified by that certain Modification Agreement dated July 7, 1999, that certain Second Modification Agreement dated June 29, 2000 and that certain Third Modification Agreement dated December 15, 2000 (the "Loan Agreement") relating to certain Loans ("Loans") made by Lenders to Borrower, to wit, a certain Forty Million and No/100 ($40,000,000.00) Dollar Secured Revolving Credit Facility, a certain One Million Two Hundred Thousand and No/100 ($1,200,000.00) Dollar Secured Term Loan and a certain One Million Five Hundred Thousand and No/100 ($1,500,000.00) Dollar Secured Term Loan; and

     WHEREAS, the Loans are evidenced by Notes (the "Notes") executed by Borrower and delivered to the Lenders; and

     WHEREAS, in connection with the Loans, Borrower and each Subsidiary have executed and delivered certain Security Agreements ("Security Agreements"); and

     WHEREAS, in connection with the Loans, Borrower has executed and delivered that certain Trademark Collateral Assignment and Security Agreement ("Trademark Assignment"); and

     WHEREAS, in connection with the Loans, Parent and each Subsidiary have executed and delivered those certain Guaranties ("Guaranties")'; and

     WHEREAS, in connection with the Loans, Parent has executed and delivered that certain Stock Pledge Agreement ("Stock Pledge") (the Loan Agreement, the Notes, Security Agreements, Trademark Assignment, Guaranties and Stock Pledge all collectively referred to herein as the "Loan Documents"); and

     WHEREAS, Borrower has failed to comply with Section 6.24.2 of the Loan Agreement (the "Financial Covenant Non Compliance") and has requested Lenders to waive said Financial Covenant Non Compliance; and

     WHEREAS, Lenders are willing to grant a limited waiver of the Financial Covenant Non Compliance in accordance with the terms and conditions as hereafter set forth in this Agreement.

     NOW THEREFORE, in consideration of the mutual premises of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged,

     IT IS AGREED:

     1. Preambles. The preambles to this Agreement are fully incorporated herein by this reference thereto with the same force and effect as though restated herein.

     2. Defined Terms. To the extent not otherwise defined herein to the contrary, all capitalized terms and/or phrases used in this Agreement shall have the respective meanings assigned to them in the Loan Documents.

     3. Limited Waiver of Non-Compliance. Borrowing Parties and Lenders hereby agree that in connection with Section 6.24.2 of the Loan Agreement which reads:

          "6.24.2 Consolidated Cash Flow Coverage. The Borrower will from the fiscal quarter beginning May, 1998 and at all times thereafter maintain a Consolidated Cash Flow Coverage Ratio, measured at the end of each fiscal year quarter calculated by taking the sum of the numerators of the Consolidated Cash Flow Coverage Ratio for the fiscal quarter then ending and the immediately three preceding fiscal quarters and dividing such amount by the sum of the denominators of the Consolidated Cash Flow Coverage Ratio for the fiscal quarter then ending and the immediately three preceding fiscal quarters with the resultant ratio being not less than 1.00 to 1.00."

that to the extent Borrower and its Subsidiaries have not been in compliance with the Consolidated Cash Flow Coverage Ratio, as previously stated and described in Section 6.24.2 of the Loan Agreement, for the fiscal quarter ending January 31, 2001, said Financial Covenant Non-Compliance is hereby waived by the

Lenders. The waiver contained in this Paragraph is limited to the fiscal quarter ending January 31, 2001 only and is not intended nor does it apply to any other fiscal quarter subsequent thereto.

     4. Conditions to Limited Waiver of Financial Covenant Non-Compliance. In consideration of Lenders waiving the Financial Covenant Non-Compliance as set forth in Paragraph 3 hereof, Borrowing Parties hereby covenant and agree with Lenders that:

          (a) Contemporaneously with the execution of this Agreement there shall be paid to Agent for the ratable benefit of the Lenders the sum of Thirty Seven Thousand Five Hundred and No/100 ($37,500.00) Dollars (the "Waiver Fee").

          (b) By no later than March 23, 2001, Borrower shall deliver to Agent written evidence that Borrower has engaged a financial consultant (the "Consultant") acceptable to Lenders to review the financial condition and business operations of Borrower and the Subsidiaries. Borrowing Parties, by their execution of this Agreement, hereby expressly agree that all findings, recommendations, reports and other documents prepared by the Consultant may be disclosed and delivered to Agent and the other Lenders by the Consultant and that the Consultant may at all times discuss with Agent the status and results of its review.

          (c) Parent shall use its best efforts to, prior to May 1, 2001, acquire from Amrepco, Inc., a Colorado corporation ("Amrepco"), and thereafter pledge (the "Real Estate Contract Pledge") to Agent for the ratable benefit of the Lenders all right title and interest of Amrepco under that certain Agreement of Purchase and Sale dated February 2001 presently being negotiated between Amrepco, as seller, and Adare Homes Bradbury Ranch, LLC., a Colorado limited liability company, as buyer (the "Real Estate Contract") relating to the sale of certain real estate located in the County of Douglas, State of Colorado (the "Colorado Real Estate") as well as certain water credits both as more fully described in the Real Estate Contract. Said Real Estate Contract Pledge:

               i) shall be evidenced by the execution of such documents as may be reasonably required by Agent and its counsel;

               ii) shall provide for a first lien on Parent's right, title and interest under the Real Estate Contract; and

               iii) shall be given to secure all liabilities of Parent under the Guaranty executed by Parent, but only to the extent of the amount equal to the unpaid principal balance of the Parent Note (as defined in Paragraph 4(f)(i) hereof); it being understood that upon payment in full of the unpaid principal of the Parent Note, the Real Estate Contract Pledge shall be extinguished.

          (d) If the Real Estate Contract is not executed by April 2, 2001, Parent shall then use its best effort, to acquire from Amrepco, prior to May 1, 2001, all of Amrepco's right, title and interest in the Colorado Real Estate and grant and deliver to Agent for the ratable benefit of Lenders a mortgage (the "Mortgage") in a form and content acceptable to Agent and its counsel encumbering the Colorado Real Estate and securing the liabilities of Parent under the Guaranty executed by Parent, but only to the extent of the amount equal to the unpaid principal balance of the Parent Note (as defined in Paragraph 4(f)(i) hereof); it being understood that upon payment in full of the unpaid principal of the Parent Note, the Mortgage shall be extinguished.

          (e) By no later than May 1, 2001, Borrowing Parties will submit to Agent a written business plan and debt restructuring plan (the "Business and Debt Plan") in a form and content acceptable to Lenders in their sole and absolute discretion.

          (f) Contemporaneously with the execution of this Agreement, Borrower shall execute and deliver to Agent for the ratable benefits of Lenders:

               i) a Pledge Agreement (the "Note Pledge Agreement") pledging and granting to Agent for the ratable benefit of the Lenders a security interest in that certain note ("Parent Note") in the original principal amount of Four Million Four Hundred Thousand and No/100 ($4,400,000.00) Dollars payable to Borrower and executed by Parent; and

               ii) the original  Parent Note endorsed by Borrower to Agent;  and
          (g) The Loan Agreement and the terms and conditions thereof shall be deemed modified as set forth in Paragraph 5 hereof.

     It is further agreed that:

          (v) Notwithstanding whether a Default exists, if at any time any payments of principal are received by Borrower under the Parent Note ("Parent Note Payments"): (i) Borrower shall immediately deliver said Parent Note Payments to Agent to be applied ratably for the benefit of all Lenders to reduce the then outstanding principal balance of all Floating Rate Advances and (ii) the Revolving Loan Commitment shall be permanently reduced to an amount equal to the amount of the Revolving Loan Commitment as set forth in paragraph 5 hereof less the amount of all Parent Note Payments; and

          (w) Notwithstanding whether a Default exists, or whether the Parent has been able to grant the Real Estate Contract Pledge or Mortgage, all sale proceeds received by Parent and/or Amrepco in connection with the sale under the Real Estate Contract to the extent of and not to exceed Four Million Four Hundred Thousand and No/100 ($4,400,000.00) Dollars shall be paid by Parent to Borrower to satisfy the principal balance of the Parent Note;

          (x) In connection with the negotiations relating to the Real Estate Contract, Parent shall not execute or allow Amrepco, Inc. to execute the Real Estate Contract, if as a result of said negotiations the net proceeds to be received by the seller (after allowing all credits to be received by the buyer) is less than $4,400,000.00 or if the closing date of the sale of the Colorado Real Estate is after December 31, 2001;

          (y) Upon execution of the final version of the Real Estate Contract, a fully executed copy of same shall immediately be delivered to Agent; and

          (z) In any liquidation of the rights under the Real Estate Contract pursuant to the Real Estate Contract Pledge or a foreclosure of the Mortgage on the Colorado Real Estate, the maximum amount which Agent shall be entitled to receive for its benefit and the ratable benefit of all the Lenders shall be Four Million Four Hundred Thousand and No/100
     ($4,400,000.00) Dollars, less the aggregate amount of the Parent Note Payments delivered to Agent pursuant to clause (v) of the Paragraph 4 hereof.

     5. Modification of Loan Agreement. It is hereby agreed that the Loan Agreement be and hereby is modified as follows effective as of the date of this
Agreement:

          (a) In connection with the definition of Eligible Accounts contained in Article I, it is expressly agreed that the following shall not be included in Eligible Accounts at any time:

               i) all Accounts representing advances due from any Person made in connection with unbilled magazine titles

               ii)  all loans made to any publisher of any magazines

               iii) all  Accounts   representing   over  payments  made  to  any
                    publisher of any magazines

               iv)  all Accounts representing postage meter balances

               v) all Accounts representing amounts due for supply inventory purchased by Borrower or Subsidiaries for the benefit of their customers

               vi) all Accounts due from Persons who are not customers of Borrower or the Subsidiaries

               vii) all  Accounts  due from any Person in which  Borrower or any
                    Subsidiary has an ownership interest

               viii)all  Accounts  due from any  Person  which has an  ownership interest in Borrower or in any Subsidiary.

          (b) The definition of "Revolving Loan Commitment" contained in Article I is hereby restated to read:

               "Revolving Loan Commitment" means that portion of the Aggregate Commitment equal to Thirty Million and No/100 ($30,000,000.00) Dollars.

          (c) Any and all rights of Borrower under that Loan Agreement to designate any Advances in connection with the Revolving Loan as Eurodollar

     Advances is hereby terminated. Effective as of March 16, 2001 any future Advances shall be Floating Rate Advances bearing interest at the Floating Rate. Upon the expiration of the Interest Period relating to any existing Eurodollar Advance said Eurodollar Advance shall thereafter be considered to be a Floating Rate Advance bearing interest at the Floating Rate.

          (d) Section 6.1(x) is hereby restated to read: "(x) by no later than the fifteenth (15th) day and thirtieth (30th) day of each month, during the term of this Agreement, the Borrower shall deliver to the Agent a Collateral Report (the "Collateral Report") in the form attached hereto as Exhibit H.

          (e) The following additional sub-paragraph is hereby added to Section 6.2, to wit:

               "(xv)There shall be delivered to Agent by April 30, 2001, a certificate (the "Twelve Month Certificate") showing in reasonable detail the calculations of the Consolidated Cash Flow Coverage Ratio for the twelve month period ending March 31, 2001."

          (f) In addition to all other Defaults contained in Article VII the following events shall also constitute a Default under the Loan Agreement:

               "7.18 Failure of Borrower, Parent or any Subsidiary to fulfill any of the terms and conditions contained in that certain Fourth Modification Agreement dated March 16, 2001 executed by Agent, Borrower, Parent and Subsidiaries. 7.19 An Event of Default under that certain Note Pledge Agreement dated March 16, 2001 executed by Borrower.

               7.20 If the Consolidated Cash Flow Coverage Ratio shown in the Twelve Month Certificate is less than 1.00 to 1.00.

               7.21 Disapproval by Lenders of the terms contained in that certain Business and Debt Plan as defined in and required to be delivered under that certain Fourth Modification Agreement dated March 16, 2001 executed by Borrower, Subsidiaries and Lenders."

     6. Conditions Precedent. Lenders' execution of the present Agreement and their agreement to the terms and conditions hereof is expressly conditioned on the delivery to Agent of the following documents in a form and content acceptable to Agent and its counsel:

                    (a) Duplicate counterpart of this Agreement executed by the Borrowing Parties,

                    (b)  Payment of the Waiver Fee,

                    (c)  A copy of the latest draft of the Real Estate Contract,

                    (d)  The executed Note Pledge Agreement; and

                    (e) The original executed Parent Note endorsed by Borrower to Agent.

                    (f)  A currently dated Collateral Report.

     7. Other Loan Documents Modifications. All Loan Documents are hereby deemed amended and modified to provide that any and all references to any Loan Documents therein are hereby deemed to be references to said Loan Documents as modified by this Agreement.

     8. Other Documents. At Agent's request, the Borrowing Parties hereby agree to execute and deliver promptly to Agent such other documents as Agent, in its reasonable discretion, shall deem necessary or appropriate to evidence the transactions contemplated herein.

     9. Reaffirmation. The Borrowing Parties do hereby reaffirm each and every covenant, condition, obligation and provision set forth in the Loan Documents, as modified hereby. The Borrowing Parties hereby restate and reaffirm all of the warranties and representations contained in the Loan Documents, as modified hereby, as being true and correct as of the date hereof.

     10. References. All references herein to any of the Loan Documents shall be understood to be to the Loan Documents as modified hereby. All references in any of the Loan Documents to any other one or more of the Loan Documents shall hereafter be deemed to be to such document(s) as modified hereby.

     11. No Defense, Counterclaims. Each Borrowing Party hereby represents and warrants to, and covenants with, Lenders that as of the date hereof, (a) each Borrowing Party has no defenses, offsets or counterclaims of any kind or nature whatsoever against any Lender with respect to the Loans or any of the Loan
Documents, or any action previously taken or not taken by any Lender with respect thereto or with respect to any security interest, encumbrance, lien or collateral in connection therewith to secure the liabilities of each Borrowing Party, and (b) that the Lenders have fully performed all obligations to each Borrowing Party which it may have had or has on and of the date hereof.

     12. Release. Without limiting the generality of the foregoing, each Borrowing Party, on its own behalf and on the behalf of its representatives, partners, shareholders, subsidiaries, affiliated and related entities, successors and assigns (hereinafter collectively referred to as the "Borrowing Group" and as to the Borrowing Group, each Borrowing Party represents and warrants that it has the right, power and authority to waive, release and forever discharge on behalf of the Borrowing Group, the "Bank Group" as hereinafter defined) waives, releases and forever discharges each Lender, and their respective officers, directors, subsidiaries, affiliated and related companies or entities, agents, servants, employees, shareholders, representatives, successors, assigns, attorneys, accountants, assets and properties, as the case may be (together hereinafter referred to as the "Bank Group") from and against all manner of actions, cause and causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, obligations, liabilities, costs, expenses, losses, damages, judgments, executions, claims and demands, of whatsoever kind or nature, in law or in equity, whether known or unknown, whether or not concealed or hidden, arising out of or relating to any matter, cause or thing whatsoever, that any of the Borrowing Group, jointly or severally, may have had, or now have or that may subsequently accrue against the Bank Group by reason of any matter or thing whatsoever arising out of or in way connected to, directly, or indirectly, the Loans and/or any of the Loan Documents through the date hereof, Each Borrowing Party acknowledges and agrees that Lenders are specifically relying upon the representations, warranties, covenants and agreements contained herein and that such representations, warranties, covenants and agreements constitute a material inducement to enter into this Agreement.

     13. No Custom. This Agreement shall not establish a custom or waive, limit or condition the rights and remedies of Lenders under the Loan Documents, all of which rights and remedies are expressly reserved.

     14.  Reaffirmation  of  Loan  Documents,  No  Novation.  Except  as  may be
expressly set forth herein to the contrary, the Loan Documents remain unmodified, and all other terms and conditions thereof remain in full force and effect. Notwithstanding anything to the contrary contained herein, Borrowing Parties and Lenders expressly state, declare and acknowledge that this Agreement is intended only to modify each Borrowing Party's continuing obligations in the manner set forth herein, and is not intended as a novation of any and all amounts presently due and owing from any Borrowing Party to Lenders.

     15. Captions; Counterparts. The captions used herein are for convenience of reference only and shall not be deemed to limit or affect the construction and interpretation of the terms of this Agreement. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall be deemed one Agreement.

     16. Choice of Law and Severability. This Agreement shall be governed and construed under the laws of the State of Illinois. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement will not be affected thereby and the provisions of this Agreement shall be severable in any such instance.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                            BORROWER:

                                            KABLE NEWS COMPANY, INC.,
                                            an Illinois corporation

                                            By:      /s/ Michael P. Duloc
                                            Title:   President

LENDERS:                                     KABLE NEWS INTERNATIONAL, INC., a
                                             Delaware corporation

AMERICAN NATIONAL BANK AND
TRUST COMPANY OF CHICAGO,
Individually and as Agent for all Lenders    By:    /s/ Michael P. Duloc

                                             Title:        President
By:    /s/ Susan B. Kruesi

Title: First Vice President
                                             KABLE FULFILLMENT SERVICES OF OHIO,
                                             INC., a Delaware corporation
PARENT:

AMREP CORPORATION, an Oklahoma corporation   By:    /s/ Bruce Obendorf

                                             Title:        Vice President
By:    /s/ Peter M. Pizza

Title: Vice President
                                             DISTRIBUNET INC., a Delaware
                                             corporation

SUBSIDIARIES:
                                             By:   /s/ Michael P. Duloc
KABLE NEWS EXPORT, LTD, a Delaware
corporation                                  Title:        President

By:      /s/ Michael P. Duloc
Title:   President                          MAGAZINE CONNECTION INC., a Delaware
                                            corporation


                                            By:    /s/ Michael P. Duloc
KABLE NEWS COMPANY OF CANADA LTD,
an Ontario, Canada corporation              Title:        President



By:      /s/Michael P. Duloc

Title:   President